Exhibit 10.46

July 28, 2017

Cynthia L. Gibson
9721 Sherrill Blvd
Knoxville, TN  37932

Re: Amendment No. 1 to Employment Agreement

Dear Cynthia:

This Amendment No. 1 (this “Amendment”) to your Employment Agreement with Scripps Networks Interactive, Inc. (the “Company”) dated as of January 1, 2017 (the “Employment Agreement”) is entered into under the following circumstances:

WHEREAS, the Company maintains two separate plans to provide severance protections to designated executives whose employment may be terminated in certain circumstances in connection with a change in control of the company: the Company’s Executive Change in Control Plan and the Company’s 2012 Executive Change in Control Plan.

WHEREAS, except as otherwise determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors, no new executives may be designated as participants in the Executive Change in Control Plan on or after November 14, 2012, and any Company executives to whom change in control severance protections are to be first provided on or after that date must be designated as participants in the 2012 Executive Change in Control Plan, instead.

WHEREAS, you were first designated by the Compensation Committee as a participant in the Executive Change in Control Plan prior to1 November 14, 2012, and your prior employment agreement with the Company dated as of November 14, 2012 correctly stated that you were included in and covered by the Executive Change in Control Plan.

WHEREAS, due to a scrivener’s error and contrary to the action of the Compensation Committee of the Company’s Board of Directors, your Employment Agreement states that you are included in and covered by the 2012 Executive Change in Control Plan, rather than the Executive Change in Control Plan.

WHEREAS, the parties desire to correct such scrivener’s error.

NOW, THEREFORE, the parties agree that the Employment Agreement is hereby amended as follows:

1.	The first sentence of paragraph 10 is hereby deleted in its entirety and replaced with the following:

[1]	Confirm.

“You shall be included in and covered by the Company’s Executive Change in Control Plan (the “CIC Plan”), which is incorporated herein by reference.”

2.

No Other Amendments.  Except as expressly amended, modified and supplemented hereby, the provisions of the Employment Agreement are and will remain in full force and effect and shall be binding on the parties thereto. References in the Employment Agreement or in any other document to the Employment Agreement shall refer to the Employment Agreement, as amended hereby.  Except as otherwise specifically set forth herein, nothing in this Amendment shall prevent or limit your continuing or future participation in any plan, program, policy or practice provided by the Company or its affiliates and for which you may qualify.

3.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement.
4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Tennessee.

If the foregoing correctly sets forth our understanding, please sign, date and return all three copies of this Amendment to the undersigned for execution on behalf of the Company; after this Amendment has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between you and the Company.

Sincerely yours,

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Kenneth W. Lowe
Kenneth W. Lowe
Chairman, Chief Executive Officer and President

ACCEPTED AND AGREED:

/s/ Cynthia L. Gibson
Cynthia L. Gibson

Dated:	7/28/17

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